SECOND AMENDMENT TO THE

EXPENSE LIMITATION AGREEMENT

This SECOND AMENDMENT (the “Amendment”) dated May 26, 2026, amends the Expense Limitation Agreement between Hartford Funds Exchange-Traded Trust (the “Trust”) on behalf of each of its series (each a “Fund” and collectively, the “Funds”) and Hartford Funds Management Company, LLC (the “Adviser”), dated September 15, 2025 (the “Agreement”).

WHEREAS, Hartford Alpha Capture Growth ETF is a newly created series of the Trust and will commence operations on or about May 27, 2026;

WHEREAS, the Trust’s Board of Trustees (the “Board”) has approved the terms and conditions of the expense limitation arrangements on behalf of the Fund; and

WHEREAS, the Trust and the Adviser wish to amend the Agreement to add the Fund to the Agreement.

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.	Schedule A is deleted in its entirety and replaced with the following Schedule A:

SCHEDULE A

Fund	Covered Period[1]		Total Net Annual Operating Expense Limit (as a percent of average daily net assets during current fiscal period)

Hartford Dynamic Bond ETF	Commencement Date: September 15, 2025	Ending Date: November 30, 2026	0.60%

Hartford Equity Premium Income ETF	Commencement Date: December 10, 2025	Ending Date: February 28, 2027	0.49%

Hartford Alpha Capture Growth ETF	Commencement Date: May 27, 2026	Ending Date: February 29, 2028	0.42%

2.	All other terms of the Agreement remain in effect.

[Signatures follow on next page]

[1]	For each Fund, the covered period is inclusive of the respective commencement date and the ending date as reflected in the table above.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

 HARTFORD FUNDS EXCHANGE-TRADED TRUST

By:
Name: Thomas R. Phillips
Title: Secretary and Vice President

 HARTFORD FUNDS MANAGEMENT COMPANY, LLC

By:
Name: Amy N. Furlong
Title: Chief Financial Officer

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